Issuer Free Writing Prospectus dated December 19, 2007 to
Preliminary Prospectus dated December 18, 2007
Registration Statement No. 333-148137
Filed Pursuant to Rule 433
ADC Telecommunications, Inc.
$400,000,000
aggregate principal amount of its
3.50% Convertible Subordinated Notes due 2015
and
3.50% Convertible Subordinated Notes due 2017
     This term sheet relates only to the securities described below and should be read together with the preliminary prospectus dated December 18, 2007 (including the documents incorporated by reference therein) relating to the securities before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information in the preliminary prospectus to the extent that it is inconsistent therewith. Terms used but not defined herein have the meanings ascribed to them in the preliminary prospectus.

General

Issuer:	ADC Telecommunications, Inc.

Ticker/Exchange:	ADCT / NASDAQ

Last sale price of ADCT common stock:	$15.43 (December 19, 2007)

3.50% Convertible Subordinated Notes due 2015

Aggregate principal amount offered:	$200 million

Over-allotment option:	$25 million

Issue price:	100%

Underwriting discount:	2.375%

Annual interest rate:	3.50% per year, accruing from December 26, 2007

Maturity date:	July 15, 2015

Interest payment dates:	January 15 and July 15 of each year, beginning July 15, 2008

Record dates:	January 1 and July 1 of each year

Conversion premium:	75%

Initial base conversion price:	Approximately $27.00 per share of common stock

Initial base conversion rate:	37.0336 shares of common stock per $1,000 principal amount of notes (subject to adjustment)

Incremental share factor:	27.7752 shares of common stock per $1,000 principal amount of notes (subject to adjustment)

CUSIP:	000886 AE1

ISIN:	US000886AE11

Repurchase at the option of the holder upon a fundamental change:
Upon a fundamental change, the holders may require the Issuer to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Adjustment to conversion rate upon a make-whole fundamental change:
Holders who convert their notes in connection with a make-whole fundamental change are entitled to a make-whole premium in the form of an increase in the conversion rate for notes surrendered for conversion in connection with such fundamental change. The following table sets forth the stock price, adjustment date and number of additional shares to be added to the conversion rate per $1,000 principal amount of the 2015 notes.

The maximum number of additional shares to be added to the conversion rate per $1,000 principal amount of 2015 notes is 27.7752.
Adjustment Date

	Dec. 26,	July 15,	July 15,	July 15,	July 15,	July 15,	July 15,	July 15,	July 15,
Stock Price	2007	2008	2009	2010	2011	2012	2013	2014	2015
$15.43	27.7752	27.7752	27.7752	27.7752	27.7752	27.7752	27.7752	27.7752	27.7752
$16.00	27.1097	27.3835	26.1598	25.4664	25.4664	25.4664	25.4664	25.4664	26.3130
$18.00	25.0953	25.1741	23.7001	22.2016	20.7230	19.3298	18.5220	18.5220	19.2745
$20.00	23.8072	23.7563	22.1417	20.4347	18.6498	16.8032	14.9366	13.1590	13.6437
$22.00	22.9892	22.8533	21.1722	19.3536	17.3904	15.2607	12.9364	10.3376	9.0368
$24.00	22.4815	22.2909	20.5929	18.7296	16.6794	14.3962	11.8044	8.6857	5.2162
$26.00	22.1814	21.9571	20.2747	18.4116	16.3382	13.9949	11.2829	7.9198	2.4144
$28.00	21.0295	20.7858	19.1398	17.3065	15.2527	12.9142	10.1875	6.7931	0.0000
$30.00	19.1789	18.9258	17.3289	15.5441	13.5377	11.2469	8.5760	5.2920	0.0000
$32.00	17.6161	17.3602	15.8197	14.0947	12.1529	9.9362	7.3644	4.2708	0.0000
$34.00	16.2805	16.0265	14.5460	12.8867	11.0191	8.8917	6.4423	3.5732	0.0000
$36.00	15.1271	14.8780	13.4585	11.8676	10.0787	8.0476	5.7306	3.0903	0.0000
$38.00	14.1216	13.8793	12.5205	10.9981	9.2888	7.3561	5.1723	2.7478	0.0000
$40.00	13.2374	13.0033	11.7035	10.2483	8.6176	6.7815	4.7266	2.4971	0.0000
$45.00	11.4329	11.2214	10.0590	8.7608	7.3136	5.7008	3.9325	2.0906	0.0000
$50.00	10.0459	9.8573	8.8154	7.6547	6.3668	4.9438	3.4057	1.8341	0.0000
$55.00	8.9451	8.7777	7.8398	6.7971	5.6446	4.3788	3.0223	1.6438	0.0000
$60.00	8.0487	7.9003	7.0518	6.1100	5.0717	3.9358	2.7236	1.4908	0.0000
$65.00	7.3034	7.1718	6.4004	5.5449	4.6034	3.5755	2.4802	1.3628	0.0000
$70.00	6.6732	6.5563	5.8516	5.0704	4.2113	3.2743	2.2757	1.2535	0.0000
$75.00	6.1327	6.0288	5.3822	4.6653	3.8771	3.0175	2.1004	1.1590	0.0000
$80.00	5.6637	5.5711	4.9754	4.3146	3.5880	2.7950	1.9478	1.0762	0.0000
$85.00	5.2525	5.1701	4.6191	4.0077	3.3349	2.6000	1.8137	1.0032	0.0000
$90.00	4.8889	4.8154	4.3042	3.7365	3.1112	2.4274	1.6946	0.9383	0.0000
$95.00	4.5650	4.4995	4.0238	3.4949	2.9118	2.2734	1.5882	0.8803	0.0000
$175.00	1.9441	1.9403	1.7486	1.5311	1.2863	1.0125	0.7137	0.4026	0.0000
     The exact stock price and adjustment date may not be set forth on the table, in which case:

•	if the stock price is between two stock price amounts on the table above or the adjustment date is between two adjustment dates on the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the earlier and later adjustment dates based on a 365-day year, as applicable;

•	if the stock price is in excess of $175.00 per share of common stock (subject to adjustment in the same manner as the stock price), no increase in the conversion rate will be made; and

•	if the stock price is less than $15.43 per share of common stock (subject to adjustment in the same manner as the stock price), no increase in the conversion rate will be made.

3.50% Convertible Subordinated Notes due 2017

Aggregate principal amount offered:	$200 million

Over-allotment option:	$25 million

Issue price:	100%

Underwriting discount:	2.375%

Annual interest rate:	3.50% per year, accruing from December 26, 2007

Maturity date:	July 15, 2017

Interest payment dates:	January 15 and July 15 of each year, beginning July 15, 2008

Record dates:	January 1 and July 1 of each year

Conversion premium:	85%

Initial base conversion price:	Approximately $28.55 per share of common stock

Initial base conversion rate:	35.0318 shares of common stock per $1,000 principal amount of notes (subject to adjustment)

Incremental share factor:	29.7770 shares of common stock per $1,000 principal amount of notes (subject to adjustment)

CUSIP:	000886 AF8

ISIN:	US000886AF85

Repurchase at the option of the holder upon a fundamental change:
Upon a fundamental change, the holders may require the Issuer to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Adjustment to conversion rate upon a make-whole fundamental change:
Holders who convert their notes in connection with a make-whole fundamental change are entitled to a make-whole premium in the form of an increase in the conversion rate for notes surrendered for conversion in connection with such fundamental change. The following table sets forth the stock price, adjustment date and number of make-whole shares to be added to the conversion rate per $1,000 principal amount of the 2017 notes.

The maximum number of additional shares to be added to the conversion rate per $1,000 principal amount of 2017 notes is 29.7770.
Adjustment Date

	Dec. 26,	July 15,	July 15,	July 15,	July 15,	July 15,	July 15,	July 15,	July 15,	July 15,	July 15,
Stock Price	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
$15.43	29.7770	29.7770	29.7770	29.7770	29.7770	29.7770	29.7770	29.7770	29.7770	29.7770	29.7770
$16.00	29.2885	29.5244	28.1911	27.4682	27.4682	27.4682	27.4682	27.4682	27.4682	27.4682	28.3000
$18.00	27.7488	27.8440	26.3705	24.8579	23.3419	21.8649	20.5238	20.5238	20.5238	20.5238	21.2631
$20.00	26.7661	26.7687	25.2314	23.6074	21.9163	20.1770	18.4280	16.7448	15.2468	14.9682	15.6336
$22.00	26.1397	26.0814	24.5289	22.8586	21.0776	19.1874	17.2014	15.1445	13.0542	10.9958	11.0277
$24.00	25.7462	25.6483	24.1116	22.4373	20.6243	18.6616	16.5449	14.2613	11.7828	9.0009	7.1898
$26.00	25.5074	25.3844	23.8825	22.2317	20.4252	18.4441	16.2727	13.8732	11.1755	7.9545	3.9895
$28.00	25.3727	25.2343	23.7787	22.1685	20.3936	18.4305	16.2570	13.8216	11.0338	7.6226	1.9074
$30.00	23.8881	23.7223	22.3191	20.7597	19.0322	17.1108	14.9706	12.5544	9.7681	6.3537	0.0000
$32.00	22.0995	21.9309	20.5830	19.0801	17.4093	15.5443	13.4602	11.0992	8.3755	5.0793	0.0000
$34.00	20.5515	20.3834	19.0916	17.6477	16.0385	14.2386	12.2241	9.9408	7.3164	4.2054	0.0000
$36.00	19.1990	19.0336	17.7972	16.4126	14.8672	13.1365	11.1991	9.0057	6.5006	3.6017	0.0000
$38.00	18.0070	17.8459	16.6634	15.3373	13.8555	12.1954	10.3382	8.2404	5.8625	3.1773	0.0000
$40.00	16.9485	16.7927	15.6620	14.3926	12.9734	11.3833	9.6064	7.6052	5.3548	2.8705	0.0000
$45.00	14.7567	14.6160	13.6043	12.4665	11.1937	9.7692	8.1833	6.4114	4.4554	2.3857	0.0000
$50.00	13.0423	12.9173	12.0090	10.9866	9.8429	8.5649	7.1476	5.5751	3.8627	2.0896	0.0000
$55.00	11.6630	11.5529	10.7338	9.8112	8.7794	7.6280	6.3551	4.9500	3.4326	1.8735	0.0000
$60.00	10.5282	10.4315	9.6894	8.8529	7.9175	6.8748	5.7244	4.4588	3.0980	1.7006	0.0000
$65.00	9.5774	9.4927	8.8172	8.0552	7.2029	6.2533	5.2072	4.0583	2.8251	1.5562	0.0000
$70.00	8.7685	8.6946	8.0769	7.3796	6.5993	5.7302	4.7732	3.7230	2.5957	1.4329	0.0000
$75.00	8.0716	8.0072	7.4402	6.7993	6.0819	5.2825	4.4024	3.4364	2.3989	1.3262	0.0000
$80.00	7.4648	7.4088	6.8863	6.2951	5.6327	4.8943	4.0811	3.1880	2.2276	1.2329	0.0000
$85.00	6.9315	6.8829	6.3998	5.8525	5.2387	4.5540	3.7994	2.9699	2.0769	1.1506	0.0000
$90.00	6.4589	6.4170	5.9689	5.4606	4.8901	4.2529	3.5501	2.7768	1.9431	1.0774	0.0000
$95.00	6.0373	6.0013	5.5846	5.1112	4.5792	3.9845	3.3278	2.6043	1.8234	1.0120	0.0000
$175.00	2.6145	2.6238	2.4584	2.2663	2.0457	1.7938	1.5098	1.1903	0.8400	0.4733	0.0000
     The exact stock price and adjustment date may not be set forth on the table, in which case:
•	if the stock price is between two stock price amounts on the table above or the adjustment date is between two adjustment dates on the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the earlier and later adjustment dates based on a 365-day year, as applicable;

•	if the stock price is in excess of $175.00 per share of common stock (subject to adjustment in the same manner as the stock price), no increase in the conversion rate will be made; and

•	if the stock price is less than $15.43 per share of common stock (subject to adjustment in the same manner as the stock price), no increase in the conversion rate will be made.

Other Offering Information

Trade date:	December 20, 2007

Settlement date:	December 26, 2007

Joint book-running managers:	Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated

Co-managers:	J.P. Morgan Securities Inc., Bear, Stearns & Co, Inc.

Net proceeds:
The Issuer estimates that the net proceeds from the sale of the notes, after deducting underwriting discounts and estimated offering expenses, will be approximately $390 million (or approximately $439 million assuming exercise of the underwriters’ over-allotment option in full).

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.